EXHIBIT 10.9

                            SUMMARY OF BONUS PROGRAM
                            OF OHIO VALLEY BANC CORP.

     The following is a description of the Bonus Program (the "Bonus Program") of Ohio Valley Banc Corp. ("Ohio Valley") provided pursuant to Item 601(b)(10)(iii) of Regulation S-K promulgated by the Securities and Exchange Commission, which requires a written description of a compensatory plan when no formal document contains the compensation information.

     The objectives of the Bonus Program are (a) to motivate Ohio Valley's executive officers and other employees and to reward them for the accomplishment of the annual and the long range goals of Ohio Valley and its subsidiaries; (b) to reinforce a strong performance orientation with differentiation and variability in individual awards based on contribution to long range business results; and (c) to provide a competitive compensation package that will attract, reward and retain employees of the highest quality. All employees of Ohio Valley and its subsidiaries holding positions with a pay grade of 8 or above are eligible to participate in the Bonus Program, including all of Ohio Valley's executive officers.

     Bonuses payable to participants in the Bonus Program are based on (a) the performance of Ohio Valley and its subsidiaries as measured against specific performance targets (the "Performance Targets"); (b) each employee's individual performance; and (c) the marketplace range of compensation for employees holding comparable positions. At the beginning of each fiscal year, the Compensation and Management Succession Committee may set one or two sets of specific Performance Targets for Ohio Valley and its subsidiaries for that year based on a combination of some or all of a number of performance criteria set forth in Ohio Valley's strategic plan. One set of targets may be set for an annual bonus. The annual bonus targets are set fairly high and are not as likely to be attained. A second set of targets may be set for the long range bonus. The long range bonus targets are more likely to be attained. The targets are based on one or more of the following performance criteria: net income, net income per share, return on assets, return on equity, asset quality (as measured by the ratio of non-performing loans to total loans & non-performing assets to total assets), and efficiency ratio. At the end of the fiscal year, the aggregate amount available for the payment of bonuses under both parts of the Bonus Program is determined by Ohio Valley's Board of Directors upon recommendation of its Compensation and Management Succession Committee based on an evaluation of the accomplishment of the Performance Targets. A bonus may be paid at the end of the year without targets having been established or achieved.

     Once the aggregate amount of the bonus pool is determined, individual bonus awards are determined through a formula that applies each employee's performance evaluation score to a "bonus grid" that accounts for the employee's job grade and the marketplace range of compensation for that job grade. Each employee's performance, including the performance of the executive officers, is evaluated based on the following performance criteria: job knowledge-information; priority setting; delegation of duties; decisiveness; creativity; written and oral communication skills; initiative and adaptability; teamwork and open-mindedness; work efficiency and follow-through and goal setting. Employees are evaluated by their supervisors, except for the executive officers, who are evaluated by the Compensation and Management Succession Committee of Ohio Valley's Board of Directors. Ohio Valley's Board of Directors approves the bonuses payable to the executive officers under the Bonus Program based upon the recommendation of the Compensation and Management Succession Committee. The amount and allocation of all bonuses under either part of the Bonus Program are totally in the discretion of the Board of Directors at the end of the year; no officer or employee has any contractual or other right to any bonus until such discretion has been exercised and conveyed to the officer or employee.

     Bonuses are normally paid in December in cash in a single lump sum, subject to payroll taxes and tax withholdings.